Exhibit 10.01

FIRST AMENDMENT TO ISSUING AND PAYING AGENCY AGREEMENT

The Bank of New York, as Issuing and Paying Agent

101 Barclay Street, Floor 8 West

New York, New York 10286

Attn: Corporate Trust Administration

Re:	Cardinal Health, Inc.

Ladies and Gentlemen:

This letter (the “First Amendment”) sets forth the understanding between you and Cardinal Health, Inc. (the “Company”), whereby we have agreed to amend that certain Issuing and Paying Agency Agreement by and between you and the Company dated August 9, 2006 (the “Issuing and Paying Agency Agreement”) in order to increase to $1,500,000,000 the limit as to the aggregate principal amount of commercial paper notes which may be outstanding at any given time pursuant to such agreement.

1. Defined Terms. Unless the context as used herein requires otherwise, capitalized terms used but not defined in this First Amendment shall have the meaning given to them in the Issuing and Paying Agency Agreement.

2. Amendment. Paragraph 4(a)(i) of the Issuing and Paying Agency Agreement is hereby deleted in its entirety and restated as follows:

(i) date each such Certificated CP Note the date of issuance thereof (which shall be a Business Day) and insert the maturity date thereof (provided that the Authorized Representative or Dealer Representative shall ensure that such date is a Business Day and that it shall not be more than 364 days from the date of issue and that the aggregate principal amount of CP Notes outstanding shall not exceed $1,500,000,000) and the face amount (provided that the Authorized Representative or the Dealer Representative shall ensure that such face amount is not less than $250,000) thereof in figures;

3. No Other Modifications. Except as expressly provided in this First Amendment, all of the terms and conditions of the Issuing and Paying Agency Agreement shall remain unchanged and in full force and effect.

4. Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6. Conflict. In the event of any inconsistency or conflict between this First Amendment and the Issuing and Paying Agency Agreement, the terms, provisions and conditions of this First Amendment shall govern and control.

7. Counterparts. This First Amendment may be executed in separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

(Signatures on following page.)

If the foregoing is acceptable to you, please indicate your agreement therewith by signing one or more counterparts of this First Amendment in the space provided below, and returning such signed counterpart(s) to the Company, whereupon this letter when signed by you and the Company, will become a binding agreement between us.

CARDINAL HEALTH, INC.

By:	/s/ Linda S. Harty
Name:	Linda S. Harty, as Executive Vice President and Treasurer

Agreed to and Accepted

This 28th day of February, 2007

The Bank of New York, as Issuing and Paying Agent

By:	/s/ Carlos R. Luciano
Name:	Carlos R. Luciano
Vice President